Filing Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-90660

                  Prospectus Supplement Dated October 15, 2003

                                 IBX Group, Inc.

                        20,000,000 Shares of Common Stock

         This prospectus supplement supplements the prospectus dated May 14, 2003 of IBX Group, Inc. relating to the public offering and sale by the selling security holders upon the exercise of outstanding warrants. This prospectus relates to 20,000,000 shares of our common stock that may be offered by certain selling security holders, issuable upon the exercise of currently outstanding warrants. The warrants had an exercise price of $.20 per warrant and an expiration date of June 24, 2003. The expiration date has been extended to June 24, 2004 and the exercise price has been lowered to $.10 per share until December 31, 2003, although IBX could extend the period in which the price reduction is in effect.

         All of the previously outstanding class A and class E warrants have been exercised. At October 13, 2003, an aggregate of 79,292,877 shares of common stock were outstanding.

         In September 2003, the Tucker Family Spendthrift Trust and the Calvo Family Spendthrift Trust agreed to exercise their warrants over time simultaneous with their sale of the underlying shares to third parties. As consideration for arranging the transaction between the parties, the Company agreed to pay a finder's fee of $.005 per warrant for each warrant that is exercised.

         This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

         The purchase of our common stock involves a high degree of risk. You should purchase the shares only if you can afford a complete loss of your investment. Please see "Risk Factors" beginning on page 5 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.